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                                                                    EXHIBIT 10.6

                                    AGREEMENT

      This Agreement made as of this 11 day of May 2004 by and between BLACK BOX CORPORATION, a Delaware corporation (the "Corporation"), and Fred Young an executive of the Corporation (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to enter into this Agreement with the Executive; and

      WHEREAS, the Executive desires to obtain certain benefits in the event the Executive's employment is terminated;

      NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Definition of Terms The following terms when used in this Agreement shall have the meaning hereafter set forth:

      (a) "ANNUAL SALARY ADJUSTMENT PERCENTAGE" shall mean the mean average percentage increase in base salary for all executive officers of the Corporation during the two full calendar years immediately preceding the time to which such percentage is being applied; provided, however, that if after a Change-in-Control, as hereinafter defined, there should be a significant change in the number of executive officers of the Corporation or in the manner in which they are compensated, then the foregoing definition shall be changed by substituting for the phrase "executive officers of the Corporation" the phrase "persons then performing the functions formerly performed by the executive officers of the Corporation."

      (b)   "CAUSE FOR TERMINATION" shall mean:

            (i) the deliberate and intentional failure by the Executive to devote substantially the Executive's entire business time and best efforts to the performance of the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or disability);

            or

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            (ii)  engaging by the Executive in gross misconduct materially and demonstrably injurious to the Corporation;

            or

            (iii) the conviction of the Executive of, or the entry of a plea of guilty or Nolo Contendre by the Executive to, a crime involving an act of fraud or embezzlement against the Corporation or the conviction of the Executive of, or the entry of a plea of Nolo Contendre by the Executive to, any felony involving moral turpitude;

            or

            (iv) the Executive's material breach of Section 4 or Section 8 hereof which continues for ten (10) days after receiving written notice thereof from the Corporation or the Executive's willful failure to comply with instructions of the Board of Directors of the Corporation provided that such instructions would not give rise to Good Reason for Termination.

            For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "deliberate and intentional" or to constitute gross misconduct unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Corporation.

      (c) "CHANGE-IN-CONTROL" shall mean a change in control of the Corporation of such a nature that it would be required to be reported by the Corporation in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof ("Exchange Act"); provided, however, that:

            (i) without respect to the foregoing, such a change in control shall be deemed to have occurred if any "person" (as such term is used in sections 13(d) and 14(d)(2) of the Exchange Act) or any "group" (as such term is defined in Rule 13d-5(b) promulgated under the Exchange Act), is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities coupled with or followed by the existence of a majority of the board of directors of the Corporation consisting of individuals other than individuals who

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                  either were directors of the Corporation at least one year prior to or were nominated by those individuals who were directors of the Corporation at least one year prior to such person or group becoming a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities;

            and

            (ii) without respect to the foregoing, if the Corporation shall sell all or substantially all of its assets or shall merge, consolidate or reorganize with another company, then such a change in control shall be deemed to have occurred if (x) upon conclusion of the transaction less than fifty-one percent (51%) of the outstanding securities entitled to vote generally in the election of directors of the acquiring company or resulting company are owned by persons who were the stockholders of the Corporation generally prior to the transaction and following the transaction a majority of the board of directors of the acquiring company or resulting company consists of individuals other than individuals who either were directors of the Corporation at least one year prior to such sale, merger, consolidation or reorganization or
                  (y) following the transaction a person or group (as described in subclause (i) above) would be a beneficial owner, directly or indirectly, of securities of the acquiring company or resulting company representing 20% or more of the combined voting power of the acquiring company's or resulting company's then outstanding securities as described in subclause (i) above and a majority of the board of directors of the acquiring company or resulting company consists of individuals other than individuals who either were directors of the Corporation at least one year prior to such sale, merger, consolidation or reorganization.

      (d)   "DATE OF TERMINATION" shall mean:

            (i) if the Executive's employment is terminated for Disability, the date that a Notice of Termination is given to the Executive;

            (ii) if the Executive's employment terminates due to the Executive's death or Retirement, the date of death or Retirement, respectively;

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            (iii) if the Executive decides to terminate employment upon Good
                  Reason for Termination, the date specified by the Executive in a Notice of Termination; or

            (iv) if the Executive's employment is terminated for any other reason, the date on which a termination becomes effective pursuant to a Notice of Termination or, if no Notice of Termination is provided, the date that the Executive's employment was terminated.

      (e) "DISABILITY" shall mean such incapacity due to physical or mental illness or injury as causes the Executive to be unable to perform the Executive's duties with the Corporation during 90 consecutive days or 120 days during any six month period.

      (f)   "GOOD REASON FOR TERMINATION" shall mean the occurrence of:

            (i) without the Executive's express written consent, following a Change-in-Control the assignment to the Executive of any duties materially and substantially inconsistent with the Executive's positions, duties, responsibilities and status immediately prior to a Change-in-Control, or a material change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to a Change-in-Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions except in connection with the termination of the Executive's employment due to Cause for Termination, Disability or Retirement (as hereinafter defined) or as a result of the Executive's death;

            (ii) a reduction by the Corporation after a Change-in-Control in the Executive's base salary as in effect immediately prior to any Change-in-Control;

            (iii) a failure by the Corporation after a Change-in-Control to continue to provide incentive compensation comparable to that provided to the Executive immediately prior to any Change-in-Control;

            (iv) the failure by the Corporation after a Change-in-Control to continue in effect any benefit or compensation plan, stock option plan, pension plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating immediately prior thereto (provided, however, that there shall not be deemed to be any such failure if the Corporation substitutes for the

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                  discontinued plan, a plan providing the Executive with
                  substantially similar benefits) or the taking of any action by the Corporation which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to a Change-in-Control;

            (v) the failure of the Corporation to obtain the assumption of this Agreement by any successor as contemplated in Section 10(c) hereof;

            (vi) any purported termination of the employment of the Executive by the Corporation following a Change-in-Control which is not
                  (A) due to the Executive's Disability, Retirement (as hereinafter defined) or in accordance with Section 2 hereof, or (B) effected pursuant to a Notice of Termination satisfying the requirements of subsection 1(h) below; or

            (vii) the relocation of the Executive following a Change-in-Control to a facility or a location more than 50 miles from the Employee's then present location, without the Executive's prior written consent.

            Notwithstanding the foregoing, Good Reason for Termination shall be deemed to exist during a period of thirty (30) days commencing on the date which is six (6) months after a Change in Control.

      (g) "LTIP PLAN" shall mean an incentive compensation plan of the Corporation which would pay bonuses to the Executive based upon the achievement of specified goals during or at the end of an award period of more than one year (such as a three year incentive compensation plan).

      (h) "NOTICE OF TERMINATION" shall mean a written statement which sets forth the specific reason for termination and, if such is claimed to be Cause for Termination or Good Reason for Termination, in reasonable detail the facts and circumstances thereof.

      (i) "OPTIONS" shall mean any stock options issued pursuant to any present or future stock option plan of the Corporation.

      (j) "RETIREMENT" shall mean a termination of the Executive's employment after age 65 or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by the Executive.

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      (k)   "STOCK AWARD" shall mean any stock-based awards, other than Options, including any stock appreciation rights, restricted stock awards, or performance stock awards, issued pursuant to any present or future stock plan of the Corporation.

2. Termination by the Corporation Due to Cause for Termination. Should the Board of Directors of the Corporation determine that Cause for Termination exists, the Board of Directors of the Corporation by resolution duly adopted may at that time or during a period of two months thereafter terminate the Executive's employment due to Cause for Termination by delivering a Notice of Termination. If the Board of Directors of the Corporation fails to duly adopt within such two month period a resolution terminating the Executive's employment, then the Corporation shall be deemed to have waived its right to terminate the Executive due to those circumstances which constituted the Cause for Termination previously found to exist by the Board.

3.    Payments Following Termination of Employment or a Change-in-Control.

      (a) If during the term of this Agreement the Executive's employment with the Corporation shall be terminated:

            (i)   due to the Executive's death or Disability,

            (ii) by the Executive other than the Executive's having terminated for Good Reason for Termination, or

            (iii) by the Corporation in accordance with Section 2 hereof or in accordance with Retirement,

            then, except as set forth in Section 7, the Corporation shall have no obligations hereunder to the Executive from and after the Date of Termination and the only obligations of the Corporation to the Executive shall be in accordance with any other employment agreement applicable to the Executive and the then various policies, practices and benefit plans of the Corporation.

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      (b)   If during the term of this Agreement a Change-in-Control shall have occurred and the Executive's employment shall have been terminated on or before the third anniversary of the date of the Change-in-Control other than under the circumstances above described in subsection 3(a) (for example, a termination by the Executive for Good Reason for Termination within the foregoing period following a Change-in-Control shall entitle the Executive to the payments set forth in this subsection), then the Corporation shall pay the Executive on or before the sixtieth (60th) day following the Date of Termination the following sums:

            (i) in cash any unpaid portion of the Executive's full base salary for the period from the last period for which the Executive was paid to the Date of Termination; and

            (ii) an amount in cash as liquidated damages for lost future remuneration equal to the sum of

                  (A) the product obtained by multiplying:

                     (1)    the lesser of

                            (i) three (3.0), or

                            (ii) a number equal to the number of calendar months remaining from the Date of Termination to the date on which the Executive is 65 years of age (or, if earlier, the age agreed to by the Executive pursuant to any prior arrangement) divided by twelve, times

                     (2)    the sum of

                            (i) the greater of

                                (x) the Executive's annual base salary for the year in effect on the Date of Termination,

                                (y) in the case of termination by the Executive for Good Reason for Termination, the Executive's annual base salary in effect on the

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                                date immediately preceding the date of the
                                earliest event which gave rise to the
                                termination by the Executive for Good Reason for Termination,

                                or

                                (z) the Executive's annual base salary for the year in effect on the date of the Change-in-Control,

                            plus

                            (ii) the greater of

                                (x) one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus during the three calendar years immediately preceding the Date of Termination

                                (y) in the case of termination by the Executive for Good Reason for Termination, one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus during the three calendar years immediately preceding the date of the earliest event which gave rise to the termination by the Executive for Good Reason for Termination,

                                or

                                (z) one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus for the three calendar years immediately preceding the date of the Change-in-Control,

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                  plus

                  (B) if the Executive immediately preceding the date of the Change-in-Control is a participant in an LTIP Plan and the award period has not been completed prior to the date of the Change-in-Control, an amount equal to

                        (1) the total cash award or bonus which would have been received by the Executive under such LTIP Plan assuming that, in addition to any goals met on or before the date of the Date of Termination, all goals that were to be measured after the date of the Date of Termination were achieved and the Executive remained in the employ of the Corporation at all relevant times under the LTIP Plan, less

                        (2) any portion of the cash award or bonus for that award period previously paid to the Executive pursuant to such LTIP Plan.

      (c) If during the term of this Agreement and prior to a Change-in-Control occurring, the Executive's employment with the Corporation shall have been terminated (x) by the Corporation other than under the circumstances above described in subsection 3(a)(i) or 3(a)(iii) or (y) by the Executive following the Corporation's removal of the Executive from or failure to re-elect the Executive to the position of its chief executive officer or removal or diminution of the powers and status consistent with that position other than at a time when the Corporation could have terminated the Executive due to Cause for Termination, then the Corporation shall pay the Executive on or before the sixtieth (60th) day following the Date of Termination the following sums:

            (i) in cash any unpaid portion of the Executive's full base salary for the period from the last period for which the Executive was paid to the Date of Termination; and

            (ii) an amount in cash as liquidated damages for lost future remuneration equal to the sum of

                  (A) the product obtained by multiplying:

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                            (1) the lesser of

                                (i) three (3.0), or

                                (ii) a number equal to the number of calendar months remaining from the Date of Termination to the date on which the Executive is 65 years of age (or, if earlier, the age agreed to by the Executive pursuant to any prior arrangement) divided by twelve, times

                            (2) the sum of

                                (i) the greater of the Executive's annual base salary for the year in effect on the Date of Termination, or in the case of termination by the Executive for Good Reason for Termination, the Executive's annual base salary in effect on the date immediately preceding the date of the earliest event which gave rise to the termination by the Executive for Good Reason for Termination,

                                plus

                                (ii) the greater of (x) one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus during the three calendar years immediately preceding the Date of Termination or (y) in the case of termination by the Executive for Good Reason for Termination, one third (1/3) of the aggregate cash bonuses or awards (including any payments under an LTIP Plan) received by the Executive as incentive compensation or bonus during the three calendar years immediately preceding the date of the earliest event which gave rise to the termination by the Executive for Good Reason for Termination,

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                  plus

                  (B) if the Executive immediately preceding the Date of Termination is a participant in an LTIP Plan and the award period has not been completed prior to the Date of Termination, an amount equal to

                        (1) the total cash award or bonus which would have been received by the Executive under such LTIP Plan assuming that, in addition to any goals met on or before the date of the Date of Termination, all goals that were to be measured after the date of the Date of Termination were achieved and the Executive remained in the employ of the Corporation at all relevant times under the LTIP Plan, less

                        (2) any portion of the cash award or bonus for that award period previously paid to the Executive pursuant to such LTIP Plan.

4.    Nondisclosure of Information.

      (a) Executive acknowledges that the Corporation has invested and will continue to invest considerable resources in the research, development and advancement of the Corporation's business, which investment has or may result in the generation of proprietary, confidential and/or trade secret data, information, techniques and materials, tangible and intangible, which properly belong to the Corporation or in which the Corporation has an interest. Executive acknowledges and agrees that it would be unlawful for Executive to appropriate, to attempt to appropriate, or to disclose to anyone or use for a third party's benefit such data, information, techniques or materials, subject to the following:

            (i) Executive acknowledges that the following constitute protectable confidential, trade secret or otherwise proprietary information of the Corporation or of a third party: all computer software and firmware and computer aided mechanisms related to the foregoing, files, programs, data or information received by the Corporation from a customer or prospective customer of the Corporation if such is confidential or proprietary to the customer, data base management systems or other instrumentations, any proposals for development,

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                  any reports on findings of tests, investigative studies,
                  consultations or the like, pricing policies, budgets, customer lists, strategic plans (whether or not communicated in writing), marketing and sales information, all written documents not generally in the public domain, any and all copies or imitations of the foregoing, and all other confidential, trade secret or proprietary information, whether or not copyrighted or patented and whether created solely by Executive, jointly with others, or solely by others.

            (ii) For purposes of this Section 4, all confidential, proprietary, or trade secret information enumerated or mentioned in Section 4(a)(i) is hereinafter referred to as "Information." Any restrictions on disclosure and use of the Information will apply to all copies of the Information, whether in whole or in part.

            (iii) During the term of this Agreement and at all times after termination of this Agreement, unless authorized in writing by the Corporation, the Executive will not:

                  (1) use for the Executive's benefit or advantage the Information, or

                  (2) use the Information for the benefit or advantage of any third party, or

                  (3) disclose or cause to be disclosed the Information or authorize or permit such disclosure of the Information to any unauthorized third party, or

                  (4) use the Information in any manner which is intended to injure or cause loss, whether directly or indirectly, to the Corporation.

            (iv) The Executive will not be liable for the disclosure of Information which:

                  (1) is in the public domain generally and as such becomes known to Executive through no wrongful act or breach of this Agreement; or

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                  (2)      is received rightfully by Executive from a third
                           party having a lawful right to possess and to release the Information, provided the Executive agrees to promptly notify the Corporation if the Executive suspects that the information possessed by the third party is within the meaning of Information under this Agreement.

            (v) In any judicial proceeding, it will be presumed that the Information constitutes protectable trade secrets, and the Executive will bear the burden of proving that any Information is publicly or rightfully known by the Executive.

            (vi) The Executive will surrender to the Corporation at any time upon request, and upon termination of the Executive's employment with the Corporation for any reason, all written or otherwise tangible documentation representing or embodying the Information, in whatever form, whether or not copyrighted, patented, or protected as a mask work, and any copies or imitations of the Information, whether or not made by the Executive.

            (vii) The Executive agrees to be available upon request for consultation after termination of employment to provide information and details with respect to any work or activity performed or materials created by the Executive alone or with others during the Executive's employment by the Corporation. The Executive will be reimbursed for these services.

      (b) Any and all creations, developments, discoveries, inventions, works of authorship, enhancements, modifications and improvements, including without limitation computer programs, data bases, data files and the like, (hereinafter collectively referred to as "Development" or "Developments"), whether or not the Developments are copyrightable, patentable, protectable as mask works or otherwise protectable (such as by contract or implied duty), and whether published or unpublished, conceived, invented, developed, created or produced by the Executive alone or with others during the term of the Executive's employment, whether or not during working hours and whether on the Corporation's premises or elsewhere, will be the sole and exclusive property of the Corporation if the Development is:

            (i)   connected with the Corporation in any way, or

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            (ii)  within the scope of the Executive's duties assigned or implied in accordance with the Executive's position, or

            (iii) a product, service, or other item which would be in
                  competition with the products or services offered by the Corporation or which is related to the Corporation's products or services, whether presently existing, under development, or under active consideration, or

            (iv) in whole or in part, the result of the Executive's use of the Corporation's resources, including without limitation personnel, computers, data bases, communications facilities, word processing systems, programs, office facilities or otherwise.

            During the term of the Executive's employment with the Corporation and, if the Corporation should then so request, after termination of such employment, the Executive agrees to assign and does hereby assign to the Corporation all rights in the Developments created by the Executive alone or with others during the term of the Executive's employment, and all rights in any trademarks, copyrights, patents, trade secrets and analogous intellectual property rights and any applications for registration for same, of the United States and such foreign countries as the Corporation may designate which are related to the Developments, including without limitation all accompanying goodwill and the right to sue for infringement or misappropriation and to receive all proceeds related to any judgment or settlement of same. The Executive agrees to execute and deliver to the Corporation any instruments the Corporation deems necessary to vest in the Corporation sole title to and all exclusive rights in the Developments created by the Executive alone or with others during the term of the Executive's employment, and in all related trademarks, copyrights, mask work protection rights, and/or patent rights so created during the term of employment. The Executive agrees to execute and deliver to the Corporation all proper papers for use in applying for, obtaining, maintaining, amending and enforcing all such trademarks, copyrights, patents or such other legal protections as the Corporation may desire. The Executive further agrees to assist fully the Corporation or its nominees in the preparation and prosecution of any trademark, copyright, mask work protection, patent, or trade secret arbitration or litigation. The Executive shall be reimbursed on a reasonable hourly basis consistent with the compensation provided for herein for the Executive's services rendered following termination of employment.

      (c) The Executive's obligations and covenants in this Section 4 will be binding upon the Executive's heirs, legal representatives, successors and assigns.

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      (d)   The Corporation and the Executive agree that the rights conveyed by this Agreement are of a unique and special nature. The Executive and the Corporation agree that any violation of this Section 4 will result in immediate and irreparable harm to the Corporation and that in the event of any actual or threatened breach or violation of any of the provisions of this Section 4, the Corporation will be entitled as a matter of right to an injunction or a decree of specific performance without bond from any equity court of competent jurisdiction. The Executive waives the right to assert the defense that such breach or violation can be compensated adequately in damages in an action at law. Nothing in this Agreement will be construed as prohibiting the Corporation from pursuing any other remedies at law or in equity available to it for such breach or violation or threatened violation.

5.    Medical Insurance or Similar Benefit Plans

      (a) If the Executive's employment should terminate under such circumstance as entitle the Executive to receive payments pursuant to Section 3(b) or 3(c) hereof, the Executive shall be deemed for purposes of all employee medical insurance or similar benefits of the Corporation, to have remained in the continuous employment of the Corporation for the three year period following the Date of Termination and shall be entitled to all of the medical insurance or similar benefits provided by the Corporation as though the Executive had so remained in the employment of the Corporation.

      (b) If for any reason, whether by law or provisions of the Corporation's employee medical insurance or similar benefit plans, any benefits which the Executive would be entitled to under the foregoing subsection of this Section 5 cannot be paid pursuant to such employee benefit plans, then the Corporation hereby contractually agrees to pay to the Executive the difference between the benefits which the Executive would have received in accordance with the foregoing subsections of this Section if the relevant employee medical insurance or similar benefit plan could have paid such benefit and the amount of benefits, if any, actually paid by such employee medical insurance or similar benefit plan. The Corporation shall not be required to fund its obligation to pay the foregoing difference.

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6.    Other Employment. In the event of a termination of employment under the circumstances above described in Section 3(b) or 3(c) hereof, the Executive shall have no duty to seek any other employment after termination of the Executive's employment with the Corporation and the Corporation hereby waives and agrees not to raise or use any defense based on the position that the Executive had a duty to mitigate or reduce the amounts due the Executive hereunder by seeking other employment whether suitable or unsuitable and should the Executive obtain other employment, then the only effect of such on the obligations of the Corporation hereunder shall be that the Corporation shall be entitled to credit against any payments which would otherwise be made pursuant to Sections 5(a) or 5(b) hereof, any comparable payments to which the Executive is entitled under the employee benefit plans maintained by the Executive's other employer or employers in connection with services to such employer or employers after termination of the Executive's employment with the Corporation.

7. Stock Awards and Options. If the Executive's employment should terminate under the circumstances described in Section 3(a)(i) hereof (other than death) or 3(a)(iii), the Executive's rights, if any, with respect to any outstanding Stock Awards and/or Options shall be governed by the plans and any related agreements pursuant to which such Stock Awards and/or Options were granted. If the Executive's employment should terminate under such circumstances as entitle the Executive to receive payments pursuant to
      Section 3(b) or 3(c) hereof or due to the death of the Executive or occurs on or after the third anniversary of the date of this Agreement by the resignation of the Executive other than at a time when the Corporation could have terminated the Executive due to Cause for Termination, then with respect to outstanding Stock Awards and/or Options:

      (a) in the event that the Executive's employment is terminated and the Executive is entitled to receive payments pursuant to Section 3(b) hereof, with respect to each outstanding Option or Stock Award which did not immediately vest and/or become exercisable upon the occurrence of a Change-in-Control, such Stock Award or Option shall remain outstanding in accordance with its terms provided that in any event it shall automatically vest upon termination of employment and/or become and remain exercisable at any time after termination of employment until the stated expiration date contained in the grant for such Stock Award or Option;

      (b) in the event that the Executive's employment is terminated and the Executive is entitled to receive payments pursuant to Section 3(c) hereof, each outstanding Stock Award or Option shall remain outstanding in accordance with its terms provided that in any event it shall automatically vest upon termination of employment and become and/or remain exercisable at any time after termination of employment until the stated expiration date contained in the grant for such Stock Award or Option;

      (c) in the event that the Executive's employment is terminated due to the Executive's death or termination occurs on or after the third anniversary of the date of this Agreement by the resignation of the Executive other than at a time when the Corporation could have terminated the Executive due to Cause for Termination, each outstanding Stock Award or Option shall remain outstanding in accordance with its terms provided that in any event it shall automatically vest upon termination of employment and become and/or remain exercisable at any time after termination of employment (and in the case of termination of employment due to the death of the Executive, by the Executive's estate) until the stated expiration date contained in the grant for such Stock Award or Option.

8. Noncompetition. During the period of employment of Executive by the Corporation and for five (5) years thereafter, the Executive will not, in any geographic area in which the Corporation is offering its services and products, without the prior written consent of the Corporation:

      (a)   directly or indirectly engage in,

      (b) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or

      (c) enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of the Corporation or any subsidiary or affiliate thereof in which Executive is or was engaged; provided, however, that the foregoing provisions of this paragraph 8 are not intended to prohibit and shall not prohibit Executive from purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      Executive acknowledges that the breach by the Executive of the provisions of this Section 8 would cause irreparable injury to the Corporation, acknowledges and agrees that remedies at law for any such breach will be inadequate and consents and agrees that the Corporation shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this Section 8. Executive acknowledges and warrants that the Executive will be fully able to earn an adequate livelihood for the Executive and the Executive's dependents if this Section 8 should be specifically enforced against the Executive and that such enforcement will not impair the Executive's ability to obtain employment commensurate with the Executive's abilities and fully acceptable to the Executive .

      If the scope of any restriction contained in this Section 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Executive and the Corporation hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.

9. Terms. This Agreement shall be for an initial term of five years commencing on the date hereof. This Agreement shall automatically renew for an additional term of one year commencing on the fifth anniversary of the date hereof and for succeeding additional terms each of one year on each succeeding anniversary thereof until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change-in-Control shall occur during the initial or a renewed term of this Agreement, then this Agreement shall remain in effect until the third anniversary of the date of the Change-in-Control.

10.   Miscellaneous.

      (a) This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania.

      (b) This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and may only be amended or modified by written agreement signed by the parties hereto.

      (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner required of the Corporation and to perform it as if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate employment due to Good Reason for Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      (d) This Agreement shall inure to the benefit of and be enforceable by the Executive and the Corporation and their respective legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

      (e) Any notice or other communication provided for in this Agreement shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given if mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive to the Executive's office at the Corporation with a copy to the Executive's residence and in the case of the Corporation to its principal executive offices, attention of the corporate Secretary.

      (f) No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and approved by resolution of the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Nothing contained herein shall impair the right of the Corporation to terminate the Executive's employment, subject to making any payments required to be made hereunder.

      (g) The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      (h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      (i) If litigation should be brought to enforce, interpret or challenge any provision contained herein, the prevailing party in such litigation, if any, shall be entitled to its reasonable attorney's fees and disbursements and other costs incurred in such litigation and to interest on any money judgment obtained calculated at the prime rate of interest in effect from time to time at Citizens Bank, N.A. (or its successor), from the date that the payment should have been made under this Agreement.

      (j)   Excise Taxes.

            (i) For purposes of this subsection 10(j), (1) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (2) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this subsection 10(j)); (2) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined by applying the highest marginal rate under Section 1 of the Code applicable to the Executive's taxable income for such year; (4) "Present Value" shall mean such value determined in accordance with
            Section 280G(d) (4) of the Code; and (5) "Reduced Amount" shall mean the greatest aggregate amount of Payments, if any, which (x) is less than the sum of all Payments and (y) results in aggregate Net After Tax Receipts which are greater than the Net After Tax Receipts which would result if the aggregate Payments were made.

            (ii) Anything in this Agreement to the contrary notwithstanding, in the event PriceWaterhouseCoopers L.L.P. (or if PriceWaterhouseCoopers L.L.P. is the audit firm for the Corporation at the time, another accounting firm of nationally recognized standing selected by Executive) (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess. All determinations made by the Accounting Firm under this Section shall be binding upon the Corporation and the Executive and shall be made within 60 days of the occurrence of an event which requires the Corporation to make payments to the Executive under this Agreement. No later than two business days following the making of this determination by the Accounting Firm, the Corporation shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement. The Corporation or its successor shall pay for the work done by the Accounting Firm. In the event that the Accounting Firm is unable or unwilling to make the determinations to be made under this subsection 10(j) or for any reason such determinations are not made within 60 days of the occurrence of the event which requires the Corporation to make payments to the Executive under this Agreement, the Corporation shall make all Payments as are then due to the Executive without reduction no later than two business days following the 60th day after the occurrence of the event which required the Corporation to make payments to the Executive under this Agreement.

            (iii) While it is the intention of the Corporation and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayments") or that additional amounts which will not have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under
            Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code.

      IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

ATTEST:                                       BLACK BOX CORPORATION

By: /s/ Michael McAndrew                      By:    Thomas G. Greig
    -------------------------                     ------------------------------
                                              Title: Chairman of the Board
                                                     ---------------------------

WITNESS: /s/ Michael McAndrew                   /s/ Fred C. Young
-----------------------------                 ----------------------------------
                                                    Fred C. Young


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